United States Securities and Exchange Commission
Washington, D.C. 20549
Schedule 14A
(Rule 14a-101)
Information Required in Proxy Statement

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐ Soliciting Material Pursuant to §240.14a-12
WATER PIK TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2004

Dear Fellow Shareholder:

        This letter is to update you on recent developments concerning Water Pik Technologies. We have received formal notice that a shareholder, Tennenbaum Capital Partners, LLC, is contesting the election of the Board's incumbent Directors. As a result, you will be asked to vote either for two incumbent Directors who have demonstrated an ability to deliver shareholder value—or for two candidates who nominated themselves to represent their own agenda.

        We would like to tell you why you should vote for the incumbent Directors and why the dissident candidates have not earned our trust and should not be trusted.

Management Is Focused On Making Your Company More Valuable

        Your management and incumbent Board have executed a disciplined strategy of investment for growth through innovation and acquisition:

  •
  Your stock price has risen 85% versus the 26% gain of the Russell 2000 index since Water Pik became a public company in 1999.

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  Your Company's businesses are stronger than ever. Driven by new products, important acquisitions and the development of a lower cost manufacturing capability, we are now a formidable competitor in many larger and growing markets.

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  Sales and profits are growing as a result of our investments in Water Pik. We expect to grow earnings per share 30% to 37% this year.

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  Now, as we begin our next phase of growth, we are in the midst of completing a comprehensive review of our businesses. We expect to deliver even better performance and greater shareholder wealth.

This Election Is About Who You Can Trust To Create Value For You

        Your Board opposes Michael Tennenbaum's hostile intentions. We believe:

  •
  He seeks control of the Board with a goal of breaking up the Company before it reaches full value.

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  He will be disruptive to the Board and the operations of the Company and will detract from the long-term value of the business.

        In our view, you can't count on Mr. Tennenbaum to represent any interests except his own. In our conversations with him, he urged us to stop investing for the long term. We think his focus is on the needs of his Funds' investment horizon, even if they come at the expense of all other shareholders.

The "Issue" Of Corporate Governance Is A Smoke Screen

        Mr. Tennenbaum claims "good corporate governance" is a fundamental issue in his hostile proxy contest. This is a smoke screen.

        In fact, Water Pik maintains excellent practices and complies fully with all the latest governance requirements of the SEC and NYSE. When Mr. Tennenbaum bought his Water Pik stock from us in January 2001, we provided him with ample information regarding Water Pik, including our corporate governance practices. He raised no issues regarding governance at the time. He first raised the issue of "good corporate governance" in November 2003. Why the flip-flop?

        The answer, we believe, is that in mid-2003 your Board refused to give Mr. Tennenbaum a selective waiver of your shareholder rights plan (a.k.a. "poison-pill"). This waiver would have given him (and no one else) the right to buy up to 30% of our shares without paying a premium to you and other shareholders. At that time, he didn't have anything to say about the "good corporate governance" that, today, he claims is a fundamental issue in this election. In fact, he threatened to retaliate by taking steps to put Water Pik "in play," intending to put the Company up for sale, if we did not agree to his demand for preferential treatment.

Can You Trust Someone Who's For Divided Boards
When It Suits His Pocketbook—But Opposes Them When It Doesn't?

        There's one aspect of "good corporate governance" that Mr. Tennenbaum isn't talking about: the importance of the Board's ability to work together. When a 16% shareholder waged a proxy contest earlier this year in an effort to join the board of Anacomp, Inc., of which Mr. Tennenbaum is now Chairman, the Anacomp Board said:

  The election of a dissident shareholder "...would create the appearance, and quite possibly the reality, of a factionalized board of directors that is deeply, and potentially, irreconcilably, divided over issues relating to Anacomp's future direction and unable to deliberate in a collaborative manner to reach a consensus on important strategic issues."

To be blunt, we don't trust him.

Vote the WHITE Proxy Card
To Keep Water Pik Focused On Shareholder Value

        Your Board and management provide an experienced, diversified and well-qualified team that has successfully guided the Company through its start-up as a public company and through three of the worst economic years in the last twenty. We've entered larger and growing markets, lowered product cost through innovative manufacturing, reinvigorated all of our core businesses—and maintained a solid balance sheet.

        Clearly, this election is not about performance: Water Pik has outperformed the market and for Mr. Tennenbaum, his $15 million investment is now worth $27 million. Nor is it about "good corporate governance"—the incumbent Board practices and is committed to good governance on behalf of all shareholders.

        Rather, we believe this election is about one investor's desire to put himself and his partner on your Board so they can promote their own agenda. Tennenbaum has publicly advocated breaking up Water Pik. He opposes future investments in Water Pik—and he opposes giving our current investments time to reach full value. No single shareholder should be allowed to divert attention from our mission to realize the full value of Water Pik's potential for all shareholders.

        The issue in this election, we believe, is: whom do you trust to maximize shareholder value? A shareholder whom, we believe, is employing "stealth" tactics to gain control of your company and who hasn't been honest about his real motives. Or an incumbent Board and management team with a record of delivering shareholder value.

        Your Board of Directors unanimously recommends that you vote your WHITE proxy card in favor of Water Pik's incumbent Directors:

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  Michael P. Hoopis, Water Pik's Chief Executive Officer

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  William G. Ouchi, UCLA's Sanford and Betty Sigoloff Professor in Corporate Renewal at the Anderson Graduate School of Management

        Thank you for your continued support. If you have any questions, please call our proxy solicitor, MacKenzie Partners, Inc. toll-free at 1-800-322-2885 or call 212-929-5500 (call collect).

Sincerely,

The Board of Directors of Water Pik Technologies, Inc.

Robert P. Bozzone	W. Craig McClelland

F. Peter Cuneo	William G. Ouchi

Babette E. Heimbuch	Charles J. Queenan, Jr.

Michael P. Hoopis

OTHER INFORMATION

        Water Pik Technologies, Inc. has filed with the SEC its definitive proxy materials for the 2004 Annual Meeting of Stockholders. These materials contain important information concerning the matters to be acted upon at the 2004 Annual Meeting, the position of the Board of Directors with respect to those matters and the participants in the solicitation of proxies for that meeting.

        Investors are urged to read Water Pik's proxy statement and additional materials and other relevant documents filed with the SEC by Water Pik. Investors may obtain these documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Water Pik are available free of charge at the "Investors/Corporate Info" section of Water Pik's website at (www.waterpik.com) or by contacting Water Pik Technologies, Inc., 23 Corporate Plaza, Suite 246, Newport Beach, California 92660 (949) 719-3700.

PLEASE VOTE TODAY

        If you have any questions or need assistance in voting your WHITE proxy card, please call:

105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
 Toll-Free (800) 322-2885